                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]    Preliminary Proxy Statement         [ ]  Confidential, for Use of the Commission
[X]    Definitive Proxy Statement          only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             FragranceNet.com, Inc.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)     Title of each class of securities to which transaction applies:

        2)     Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        4)     Proposed maximum aggregate value of transaction:

        5)     Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)     Amount Previously Paid:

        2)     Form, Schedule or Registration Statement No.:

        3)     Filing party:

        4)     Date Filed:

                             FragranceNet.com, Inc.

                    Notice of Annual Meeting of Stockholders
                          to be held November 25, 2002

                             ----------------------

                                                     Hauppauge, New York
                                                     October 25, 2002
To the Holders of Common Stock
of FragranceNet.com, Inc.:

                  The Annual Meeting of Stockholders of FragranceNet.com, Inc. (the "Company") will be held at the Company's offices at 909 Motor Parkway, Hauppauge, New York 11788 on November 25, 2002 at 2:00 P.M. local time for the following purposes, as more fully described in the accompanying Proxy Statement:

                  1. To elect three members of the Board of Directors of the Company.

                  2. To consider and take action upon a proposal to approve an amendment of the Certificate of Incorporation of the Company to effect a one-for-ten reverse split of shares of Common Stock, par value $.01 per share, of the Company.

                  3. To consider and take action upon a proposal to ratify the Board of Directors' selection of Marcum and Kleigman, LLP to serve as the Company's independent accountants for the Company's fiscal year ending March 31, 2003.

                  4. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

                  The close of business on October 24, 2002 has been fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Meeting. A list of the stockholders entitled to vote at the Meeting may be examined at the Company's offices at 909 Motor Parkway, Hauppauge, New York 11788, during the ten-day period preceding the Meeting.

                                By Order of the Board of Directors,

                                Dennis M. Apfel
                                Chairman of the Board

                  You are cordially invited to attend the Meeting in person. If you do not expect to be present, please mark, sign and date the enclosed form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that your vote can be recorded.

                             FragranceNet.com, Inc.

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------


                  This Proxy Statement, which will be mailed commencing on or about October 25, 2002 to the persons entitled to receive the accompanying Notice of Annual Meeting of Stockholders, is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of FragranceNet.com, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on November 25, 2002, and at any adjournment or adjournments thereof, for the purposes set forth in such Notice. The Company's executive offices are located at 909 Motor Parkway, Hauppauge, New York 11788.

                  At the close of business on October 24, 2002, the record date stated in the accompanying Notice, the Company had issued and outstanding 16,968,330 shares of common stock, par value $.01 per share ("Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting.

                  A majority of the number of issued and outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes (as hereinafter defined) will be counted as present for the purpose of determining the presence of a quorum.

                  Directors are elected by plurality vote. Adoption of Proposal 2 will require the affirmative vote of a majority of the outstanding shares of Common Stock. Adoption of proposal 3 will require the affirmative vote of a majority of the votes present and entitled to be cast at the Meeting by the holders of the outstanding shares of Common Stock. Shares held by stockholders who abstain from voting on a matter will be treated as "present" and "entitled to vote" on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to Proposal 3, such shares will not be treated as "present" and "entitled to vote" on the matter and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares of Common Stock represented at the Meeting in person or by proxy by a broker or nominee where (i) such broker or nominee has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) such broker or nominee does not have discretionary voting power on such matter.

Security Ownership of Certain Beneficial Owners

                  The stockholders (including any "group," as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Board of Directors of the Company beneficially owned more than five percent of the Common Stock as of September 30, 2002, and their respective shareholdings as of such date (according to information furnished by them to the Company), are set forth in the following table. Except as indicated in the footnotes to the table, all of such shares are owned with sole voting and investment power.


                                                             Shares of Common Stock              Percent
Name and Address                                               Owned Beneficially               of Class
----------------                                               ------------------               --------
Jason S. Apfel
909 Motor Parkway
Hauppauge, New York 11788                                           4,559,390                     27.0%

Dennis M. Apfel
909 Motor Parkway
Hauppauge, New York 11788                                           6,076,360                     36.0%

Growth Capital Partners, L.L.C.
c/o Growth Capital Partners, Inc.
520 Madison Avenue
New York, New York 10022                                            4,434,390                     27.0%

Security Ownership of Directors and Executive Officers

                  The following table sets forth, as of September 30, 2002, the number of shares of Common Stock of the Company beneficially owned by each of the Company's directors, each of the Company's executive officers named in the Summary Compensation Table, and all directors and executive officers as a group, based upon information provided by such persons to the Company.

                                                     Shares of Common Stock
Name and Address                                       Owned Beneficially                    Percent of Class
----------------                                       ------------------                    ----------------
Jason S. Apfel                                              4,559,390                              27%
President, Chief Executive Officer and
Director

Dennis M. Apfel                                             6,076,360                              36%
Chairman of the Board (1),
Chief Financial Officer and Director

Philip D. Gunn (2)                                          4,492,390 (3)                          27%
Vice Chairman and Director

All directors and executive officers as a                  15,128,140                              89%
group

-------------

(1) Mr. Apfel was named Chairman of the Board of the Company on May 14, 2001.

(2) Mr. Gunn was named Vice Chairman of the Board on May 14, 2001.

(3) Includes 4,434,390 shares of Common Stock owned by Growth Capital Partners, L.L.C., of which Mr. Gunn is a principal.

                            I. ELECTION OF DIRECTORS

                  Three directors of the Company are to be elected at the Meeting, each to serve until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

                  It is the intention of each of the persons named in the accompanying form of Proxy to vote the shares of Common Stock represented thereby in favor of the three nominees listed below, unless otherwise instructed in such Proxy. Jason S. Apfel and Dennis M. Apfel are presently serving as directors. In case any of the nominees is unable or declines to serve, such persons reserve the right to vote the shares of Common Stock represented by such Proxy for another person duly nominated by the Board of Directors in such nominee's stead or, if no other person is so nominated, to vote such shares only for the remaining nominees. The Board of Directors has no reason to believe that any person named will be unable or will decline to serve.

                  Certain information concerning the nominees for election as directors of the Company is set forth below. Information concerning ownership of Common Stock by such nominees and other directors is set forth above under the caption "Security Ownership of Directors and Executive Officers". All of such information was furnished by them to the Company.

Nominees for Election

                  JASON S. APFEL, age 29. Mr. Apfel has been President and Chief Executive Officer of the Company since July 28, 1999. He has been President of TeleScents since April 1998. Mr. Apfel was Vice President of TeleScents from April 1997 to April 1998 and from 1995 to April 1997 he was Vice President of a predecessor company of TeleScents which sold fragrances through a toll-free telephone number.

                  DENNIS M. APFEL, age 56. Mr. Apfel has been Chairman of the Company since May 14, 2001 and Chief Financial Officer since July 28, 1999. He was President and Chief Executive Officer of TeleScents from April 1997 to April 1998 and Chairman and Chief Executive Officer of TeleScents from April 1998 to July 28, 1999. Mr. Apfel is a partner in the law firm of Miller & Apfel in Hauppauge, New York and has been a practicing attorney since 1972.

                  ERIC J. APFEL, age 27. Mr. Apfel joined the Company during fiscal year 2003. From July 1998 to November 2001, prior to joining FragranceNet.com, he was a research analyst covering Food, Beverage and Media companies at Dresdner Kleinwort Wasserstein. From July 1997 to June 1998, Mr. Apfel was an Associate Portfolio Manager at Sanford C. Bernstein & Co. Mr. Apfel is a Chartered Financial Analyst.

                  Philip D. Gunn's term as a director of the Company will expire on the date of the Meeting. Mr. Gunn, age 50, is a co-founder and Managing Director of Growth Capital Partners, a private equity investor group. Since 1982, through Growth Capital Partners and

Phillip D. Gunn & Co., Mr. Gunn has assisted numerous companies in the formation and execution of their corporate financial strategies, particularly in the areas of acquisition, divestiture and capital raising. Mr. Gunn has been a director of the Company since June 1997.

                  James J. Pinto resigned from the Board of Directors on January 31, 2002.

                  During the fiscal year ended March 31, 2002, the Board of Directors of the Company met twice. All of the directors attended each meeting of the Board of Directors. The Board of Directors does not have any committees.

                  Dennis Apfel and Jason Apfel are father and son; Dennis Apfel and Eric Apfel are father and son; and Jason Apfel and Eric Apfel are brothers.

                  The Company's Certificate of Incorporation contains a provision, authorized by Delaware law, which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit.

Executive Compensation

                  The following table sets forth information for the fiscal years ended March 31, 2002, 2001 and 2000 concerning the compensation of the Chief Executive Officer of the Company, and the three other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                     Annual Compensation
                                                                     -------------------
                                                 Fiscal                                                     Long Term
Name and Principal Position                       Year                Salary              Bonus            Compensation
---------------------------                       ----                ------              -----            ------------
Jason S. Apfel                                    2002                 $250,000            -0-                 -0-
    Chief Executive Officer                       2001                 $180,000          $70,000               -0-
                                                  2000                 $110,000          $70,000               -0-

Dennis M. Apfel                                   2002                 $125,000            -0-                 -0-
    Chairman of the Board (1),                    2001                  $90,000          $35,000               -0-
    Chief Financial Officer and                   2000                 $ 55,000 (2)      $35,000               -0-
    Vice President


  -------------

(1) Mr. Apfel was named Chairman of the Board of the Company on May 14, 2001.

(2) Mr. Apfel was an employee for only a part of fiscal 2000.

                  None of the persons named above were granted stock options during the fiscal year ended March 31, 2002, or exercised any stock options during fiscal year ended March 31, 2002 or held any stock options as of March 31, 2002.

Employment Agreements with Executive Officers

                  The Company has entered into an Employment Agreement with Jason Apfel. The term of the Employment Agreement commenced July 28, 1999 and continues until terminated by Mr. Apfel or the Company upon 30 days' advance notice. The Employment Agreement provides for an initial salary of $110,000 per annum, an annual incentive bonus based on increases in sales over targeted sales and an annual salary increase equal to the amount of the incentive bonus for the prior year. No additional bonuses are due once $10 million in annual sales is reached. The Employment Agreement provides that in the event that the employment of Mr. Apfel is terminated by the Company without cause, the Company will continue to pay his base salary for six months after termination and will pay his incentive bonus for the year of termination. Under the Employment Agreement, Mr. Apfel is prohibited from engaging in any business in competition with the Company during the period of his employment with the Company and for one year thereafter.

                  The Company has entered into an Employment Agreement with Dennis Apfel. The term of the Employment Agreement commenced July 28, 1999 and continues until terminated by Mr. Apfel or the Company upon 30 days' advance notice. The Employment

Agreement provides for an initial salary of $55,000 per annum, an annual incentive bonus based on increases in sales over targeted sales and an annual salary increase equal to the amount of the incentive bonus for the prior year. No additional bonuses are due once $10 million in annual sales is reached. The Employment Agreement provides that in the event that the employment of Mr. Apfel is terminated by the Company without cause, the Company will continue to pay his base salary for six months after termination and will pay his incentive bonus for the year of termination. Under the Employment Agreement, Mr. Apfel is prohibited from engaging in any business in competition with the Company during the period of his employment with the Company and for one year thereafter.

Bonus Deferrals

                  Pursuant to the employment agreements with Dennis Apfel and Jason Apfel and the consulting agreement with an affiliate of Philip Gunn, for the fiscal year ended March 31, 2002, Jason Apfel was not entitled to a bonus, Dennis Apfel was not entitled to a bonus, and the affiliate of Philip D. Gunn was not entitled to a bonus. Dennis Apfel, Jason Apfel and Philip Gunn agreed to a deferral of the payment of bonuses for the 2000 and 2001 fiscal years until June 30, 2002 and Dennis Apfel and Jason Apfel have agreed to a further deferral of payment of those bonuses to a date not earlier than October 31, 2002.

Compensation of Directors


                  The Company does not pay its directors any fees. The Company had previously entered into a Consulting Agreement with an affiliate of Philip
D. Gunn. The term of the Consulting Agreement commenced on July 28, 1999 and expired on July 31, 2002 and was not renewed. The Consulting Agreement provided for an initial consulting fee of $2,300 per month, an annual incentive bonus based on the performance of the Company and an annual consulting fee increase equal to the amount of the incentive bonus for the prior year.


Compensation Committee
Interlocks and Insider Participation

                  The Board of Directors of the Company does not have a Compensation Committee. Compensation decisions are made by the Board of Directors, with Dennis M. Apfel and Jason Apfel abstaining on decisions relating to their compensation.


Section 16(a) Beneficial Ownership Reporting Compliance

                  Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), directors and officers of the Company, and persons who own more than ten percent of the Common Stock, are required to file reports concerning their beneficial ownership of securities of the Company with the Securities and Exchange Commission. Directors, officers and greater than ten percent stockholders are required by regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file.

                  To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and confirmations that no other reports were required during the fiscal year ended March 31, 2002, its directors, officers and greater than ten percent stockholders complied with all Section 16(a) filing requirements.

               II. APPROVAL OF AN AMENDMENT OF THE CERTIFICATE OF
              INCORPORATION TO EFFECT A ONE-FOR-TEN REVERSE SPLIT
                         OF THE COMPANY'S COMMON STOCK

                  On October 10, 2002, the Board of Directors of the Company adopted a resolution approving, and recommending to the stockholders of the Company for their approval, a proposal to amend Article FOURTH of the Company's Certificate of Incorporation to effect a reverse split of the shares of the Common Stock of the Company at a ratio of one share for each ten shares currently outstanding. The form of the proposed amendment is annexed to this Proxy Statement as Annex A. The amendment of the Certificate of Incorporation will effect the reverse stock split by reducing the number of shares of the Common Stock issued and outstanding, but will not increase the par value of the Common Stock, and will not change the number of authorized shares of Common Stock.

                  The Company is currently authorized to issue a maximum of 50,000,000 shares of Common Stock. As of September 30, 2002, there were 16,968,330 shares of Common Stock issued and outstanding, or held as treasury shares. Although the number of authorized shares of Common Stock will not change as a result of the reverse stock split, the number of shares of Common Stock issued and outstanding will be reduced to a number that will be approximately equal to the number of shares of Common Stock issued and outstanding immediately prior to the effectiveness of the reverse stock split, divided by ten.

                  The effective date of the reverse stock split, if approved, will be the date on which the amendment is filed with the Secretary of State of the State of Delaware, which is anticipated to be promptly following the date of the Meeting.

                  If, at any time prior to the effective date of the reverse stock split, the Board of Directors, in its sole discretion, determines that the reverse stock split is no longer in the best interests of the Company and its stockholders, the reverse stock split may be abandoned at any time before, during or after the Meeting and prior to its effectiveness, without further action by stockholders. Approval of the proposed amendment effecting the reverse stock split requires the affirmative vote of the holders of a majority of the total number of shares of Common Stock outstanding.

Reasons for the Reverse Stock Split

                  The primary purpose for effecting the reverse stock split is to increase the per share trading price of the Common Stock so as to:

                  o make the Common Stock more attractive to institutional and other investors;

                  o mitigate the relatively high transaction costs and commissions incurred by stockholders due to the current share price; and

                  o reduce the number of stockholders to lower administrative costs for stockholder communications.

                  On October 1, 2002, the closing price per share of the Common Stock on the OTC Bulletin Board was $0.12.

                  The Board of Directors believes that the reverse stock split will encourage greater interest in the Common Stock by the investment community. The Board of Directors believes that the current market price of the Common Stock has impaired its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional and other investors look upon stocks trading at low prices as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low priced stocks.

                  The Board of Directors believes that the reduction in the number of outstanding shares of the Common Stock caused by the reverse stock split should, absent other factors, increase the per share market price of the Common Stock, although not necessarily on a proportional basis. However, some investors may view the reverse stock split negatively since it reduces the number of shares available in the public market. In addition, other reasons such as the Company's financial results, market conditions, the market perception of the Company's business and other factors may adversely affect the market price of the Common Stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the benefits described above, or that the market price of the Common Stock will not decline in the future. The Board of Directors has not engaged a financial advisor to advise the Board with respect to the reverse stock split.

                  In many cases it may be prohibitively expensive for stockholders who hold small numbers of shares of Common Stock to sell their shares on the open market. Depending on the number of shares owned and the actual conversion ratio determined by the Board of Directors, the reverse stock split may result in cashing out stockholders with small accounts without transaction costs such as brokerage fees. However, if these stockholders do not want to cash out their holdings in the Company, they may purchase additional shares of Common Stock on the open market in order to increase the number of shares in their account. These stockholders will then own a sufficient number of shares of Common Stock in order to avoid being cashed out as a result of the reverse stock split.

                  In addition, the Company has a large number of stockholders that own relatively few shares. The reverse stock split will reduce the number of stockholders with small accounts and thereby yield administrative cost savings for the Company.

Effects of the Reverse Stock Split

                  If the amendment of the Certificate of Incorporation is approved by the stockholders and the Company determines to effect the reverse stock split, the principal effect will be to decrease the number of outstanding shares of Common Stock. The Common Stock is currently registered under the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the OTC Bulletin Board. Following the reverse stock split, the Common Stock will continue to be listed on the OTC Bulletin Board under the symbol "FRGN", subject to the Company's continued satisfaction of the OTC Bulletin Board listing requirements.

                  Proportionate voting rights and other rights of the holders of Common Stock will not be affected by the reverse stock split, other than as a result of the elimination of fractional shares as described below. For example, a holder of 2.0% of the voting power of the outstanding shares of Common Stock immediately prior to the effective date of the reverse stock split will generally continue to hold 2.0% of the voting power of the outstanding shares of Common Stock after the reverse stock split. The number of stockholders of record will not be affected by the reverse stock split, except to the extent stockholders are cashed out due to fractional ownership after effectiveness of the reverse stock split.

                  Although the reverse stock split would not, by itself, affect the assets or prospects of the Company, the reverse stock split could result in a decrease in the Company's aggregate market capitalization due to a decrease in the market price of Common Stock following the effective date.

                  The Company does not currently intend to issue fractional shares in connection with the reverse stock split. Therefore, no certificates representing fractional shares are currently expected to be issued. Stockholders who otherwise would be entitled to receive fractional shares because the number of shares of Common Stock they hold before the reverse stock split is not evenly divisible by ten will be entitled, upon surrender to the Company's transfer agent of certificates representing such shares, to cash payments (without interest) in lieu of the fractional shares. The amount of cash to be paid in lieu of issuing fractional shares of Common Stock will be the fair market value of the fractional shares based on the average closing price of the Common Stock on the fifteen trading days immediately preceding the effective date of the reverse stock split. The ownership of a fractional interest will not give the holder any voting, dividend or other rights, except to receive the cash payment.

                  Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or its transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Potential Risks Of The Reverse Stock Split

                  If the Board does effect a reverse stock split there can be no assurance that the bid price of the Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split. The market price of the Common Stock will also be based on the financial performance of the Company, market conditions and the market's perception of the Company's future prospects, as well as other factors, many of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the overall capitalization of the Company may be greater than would occur in the absence of a reverse stock split. Furthermore, liquidity of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Accounting Matters

                  The reverse stock split will not affect the par value of the Common Stock. As a result, on the effective date of the reverse stock split, the stated par value capital on the Company's balance sheet attributable to Common Stock will be reduced to one-tenth (1/10) of its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value per share of Common Stock will be increased because there will be fewer shares of Common Stock outstanding.

                  The reverse stock split will be effected simultaneously for all shares of Common Stock and the exchange ratio will be the same for all Common Stock. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the reverse stock split results in any stockholders owning a fractional share. See "Fractional Shares" below. Common Stock issued pursuant to the reverse stock split will remain fully paid and non-assessable.

Potential Odd Lots

                  If approved, the reverse stock split may result in some stockholders owning "odd lots" of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares. The Board of Directors believes, however, that these potential effects are outweighed by the benefits of the reverse stock split.

Increase Of Shares Of Common Stock Available For Future Issuance

                  As a result of the reverse stock split, there will be a reduction in the number of shares of Common Stock issued and outstanding, and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. The increase in available shares could be used for any proper corporate purpose approved by the Board including, among other purposes, future business opportunity acquisitions or financing transactions.

Potential Anti-Takeover Effect

                  Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in composition of the Board or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being proposed in response to any effort of which the Company is aware to accumulate shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board and stockholders. Other than the reverse stock split proposal, the Board does not currently contemplate recommending the adoption of any other amendments to the Certificate of Incorporation of the Company that could be construed to affect the ability of third parties to take over or change the control of the Company.

Exchange of Stock Certificates

                  If the reverse stock split is adopted, stockholders will be required to exchange their stock certificates for new certificates representing the number of shares of Common Stock resulting from the reverse stock split. Stockholders of record on the effective date will be furnished the necessary materials and instructions for the surrender and exchange of stock certificates at the appropriate time by Mellon Investor Services, the Company's transfer agent. Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. As soon as practicable after the effective date, the transfer agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering certificates representing the number of shares of Common Stock prior to the reverse stock split in exchange for new certificates representing the number of shares of our common stock resulting from the reverse stock split.

         YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.

Certain Federal Income Tax Consequences

                  The following discussion is a summary of certain federal income tax consequences of the reverse stock split to the Company and to holders of Common Stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired Common Stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

                  The Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. The following summary does not address the tax consequences of the reverse stock split under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

                  The federal income tax consequences for a holder of Common Stock pursuant to the reverse stock split will be as follows:

                  1. The holder should not recognize any gain or loss for federal income tax purposes (except for cash, if any, received in lieu of a fractional share of Common Stock);

                  2. The holder's aggregate tax basis in the Common Stock received pursuant to the reverse stock split, including any fractional share of Common Stock not actually received, should be equal to the aggregate tax basis of such holder's Common Stock surrendered in exchange therefor;

                  3. The holder's holding period for the Common Stock received pursuant to the reverse stock split should include such holder's holding period for the Common Stock surrendered in exchange therefor;

                  4. Cash payments received by the holder for a fractional share of Common Stock generally should be treated as if such fractional share had been issued pursuant to the reverse stock split and then redeemed by the Company, and such holder generally should recognize capital gain or loss with respect to such payment, measured by the difference between the amount of cash received and such holder's tax basis in such fractional share; and

                  5. The Company should not recognize gain or loss as a result of the reverse stock split.

Appraisal Rights

                  No appraisal rights are available under the Delaware General Corporation Law or under the Certificate of Incorporation or bylaws of the Company to any stockholder who dissents from the proposal to approve the amendment of the Certificate of Incorporation to effect the reverse stock split.

Recommendation

                  The Board of Directors recommends a vote "FOR" the amendment of the Company's Certificate of Incorporation to effect the reverse stock split.

                         III. RATIFICATION OF SELECTION
                           OF INDEPENDENT ACCOUNTANTS

                  The Board of Directors of the Company has selected Marcum and Kleigman, LLP ("Marcum and Kleigman") to serve as independent accountants for the Company for the fiscal year ending March 31, 2003. The Board of Directors considers Marcum and Kleigman to be eminently qualified.

                  Although it is not required to do so, the Board of Directors is submitting its selection of Marcum and Kleigman for ratification at the Meeting, in order to ascertain the views of stockholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

                  The Board of Directors recommends that stockholders vote FOR ratification of the selection of Marcum and Kleigman to examine the financial statements of the Company for the Company's fiscal year ending March 31, 2003. It is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of such ratification unless otherwise instructed in such Proxy.

                  A representative of Marcum and Kleigman will be present at the Meeting, with the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

                  On December 17, 2001, the Company dismissed KPMG LLP ("KPMG") as its independent auditors and appointed Marcum and Kleigman as its independent auditors for the fiscal year ending March 31, 2002. The decision to dismiss KPMG and to retain Marcum and Kleigman was approved by the Board of Directors of the Company.

                  The report of KPMG as of and for the fiscal years ended March 31, 2000 and March 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2000 and 2001, there were no (i) disagreements between KPMG and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of

KPMG, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports on the Company's financial statements, or (ii) "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Audit Fees

                  For the year ended March 31, 2002, the Company paid Marcum and Kleigman $20,000 and $-0- for audit related and tax preparation services, respectively. For the same year, the Company paid KPMG $18,000 and $-0- for audit related and tax preparation services, respectively.

                                IV. OTHER MATTERS

                  The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgment on such matters.

Miscellaneous

                  If the accompanying form of Proxy is executed and returned, the shares represented thereby will be voted in accordance with the terms of the Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted FOR the nominees proposed by the Board of Directors in the election of directors, FOR the amendment of the Certificate of Incorporation to effect a one-for-three reverse stock split of the Company's Common Stock and FOR the ratification of the Board of Directors' selection of independent accountants for the Company. Any Proxy may be revoked at any time before it is exercised. The casting of a ballot at the Meeting by a stockholder who may theretofore have given a Proxy or the subsequent delivery of a Proxy will have the effect of revoking the initial Proxy.

                  All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by mail or by telephone, telecopier or telegram, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting material to their principals.

                  It is important that Proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their votes can be recorded.

Stockholder Proposals

                  Stockholder proposals intended to be presented at the 2003 Annual Meeting of Stockholders of the Company must be received by the Company by June 27, 2003 in order to be considered for inclusion in the Company's Proxy Statement relating to such Meeting.

Annual Report on Form 10-K

                  Copies of the Company's Annual Report on Form 10-KSB, including the financial statements for the fiscal year ended March 31, 2002, which has been filed with the Securities and Exchange Commission, will be sent without charge to stockholders to whom this Proxy Statement is mailed upon written request to the Chief Financial Officer, FragranceNet.com, Inc., 909 Motor Parkway, Hauppauge, New York 11788.




Hauppauge, New York                               Dennis M. Apfel
October 25, 2002                                  Chairman of the Board

                                                                         ANNEX A


                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                             FRAGRANCENET.COM, INC.


                           Pursuant to Section 242 of
                      the Delaware General Corporation Law
                      ------------------------------------

                  THE UNDERSIGNED, Jason S. Apfel, President of
FragranceNet.com, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify in accordance with the provisions of Section 103 of the Delaware General Corporation Law as follows:

                  1. The Certificate of Incorporation of the Corporation is hereby amended by adding to Article FOURTH of the Certificate of Incorporation the following:

                         "Immediately upon the filing and effectiveness of this Amendment to the Certificate of Incorporation (the "Effective Time"), each ten (10) shares of Common Stock, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock"), shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, be combined, converted and changed into one (1) fully paid and nonassessable share of Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below (the "Reverse Stock Split"). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time regardless of when the certificates representing such Old Common Stock are physically surrendered to the Corporation in exchange for certificates representing New Common Stock. After the Effective Time, certificates representing the Old Common Stock will, until surrendered to the Corporation in exchange for certificates representing the New Common Stock, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Amendment and the right to receive cash in lieu of any fractional share interest. No certificates representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock shall be entitled to receive in lieu of fractional shares and upon surrender to the Corporation's transfer agent of their certificates representing Old Common Stock, duly endorsed, a cash payment in an amount equal to the product calculated by multiplying (i) the average of the closing sales prices of the Corporation's Common Stock on the fifteen (15) trading days immediately preceding the Effective Time as reported on the Over-the-Counter Bulletin Board or, if no such sales price exists, the mid-range between the last bid and asked prices on the date of the Effective Time by (ii) the number of shares of Old Common Stock held by such holder that would otherwise have been converted into a fractional share interest. Upon surrender by a holder of Old Common Stock of a certificate or certificates for Old Common Stock, duly endorsed, to the Corporation's transfer agent, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Old Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of New Common Stock to which such holder shall be entitled as aforesaid together with cash in lieu of any fractional share interest."

                  2. The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the Delaware General Corporation Law by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval by vote at the annual meeting of stockholders and (b) a vote of stockholders of the Corporation at a duly called annual meeting at which all holders of Common Stock were entitled to be present and vote on the amendment.

                                      * * *

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by one of its officers on the ___ day of November, 2002.


                                _______________________________________________
                                Name:    Jason S. Apfel
                                Title:   President

                                   APPENDIX 1

           PROXY - ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 25, 2002

                                  COMMON STOCK

                  The undersigned, a stockholder of FragranceNet.com, Inc., does hereby appoint Jason S. Apfel and Dennis M. Apfel, or either of them, each with full power of substitution, the undersigned's proxies, to appear and vote at the Annual Meeting of Stockholders to be held on November 25, 2002, at 2:00 P.M., local time, or at any adjournments thereof, upon such matters as may come before the Meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                  The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side on each of the following matters and in accordance with their judgment on other matters which may properly come before the Meeting.

                 (Continued and to be Completed on Reverse Side)

A [X]  Please mark your votes as in this example.
1.     Election of Directors.

     FOR all nominees listed below [ ]                   WITHHOLD AUTHORITY [ ]
     (except as marked to the contrary below)            to vote for all nominees listed below

                Nominees:  Jason S. Apfel, Dennis M. Apfel and Eric J. Apfel

(INSTRUCTION:    TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                 THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

         -------------------------------------------------------------
2. Amendment of Certificate of Incorporation to effect a one-for-ten reverse split of the Common Stock, par value $.01 per share, of the Company.

       FOR [ ]                    AGAINST [ ]                        ABSTAIN [ ]

3. Ratification of appointment of Marcum and Kleigman, LLP as independent accountants for the fiscal year ending March 31, 2003.

       FOR [ ]                    AGAINST [ ]                        ABSTAIN [ ]

The Board of Directors favors a vote "FOR" each item.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED AS TO ANY OF ITEMS 1, 2 OR 3 THEY WILL BE VOTED "FOR" THE ITEM(S) AS TO WHICH NO DIRECTION IS INDICATED.

                       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Stockholder(s) Sign Here_______(L.S.)________(L.S.)        Dated _________, 2002


IMPORTANT: Before returning this Proxy, please sign your name or names on the line(s) above exactly as shown hereon. Executors, administrators, trustees, guardians or corporate officers should indicate their full titles when signing. Where shares are registered in the names of joint tenants or trustees, each joint tenant or trustee should sign.